Exhibit 99

For Immediate Release	Contact Information
Friday, June 18, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations

SAN ANTONIO -- June 18, 2004 -- The Exploration Company (Nasdaq:TXCO) today provided an update on current operations on its 492,000-acre lease block in the Maverick Basin of Southwest Texas.

     TXCO has spudded 23 new wells this year plus four re-entries. The Company announced an expanded, $33.4 million capital expenditure program in May targeting 65 new wells in 2004 - the second-largest drilling program in its history. The Company's net daily production at June 15 stood at 968 barrels of oil per day (BOPD) and 10.7 million cubic feet of gas per day (MMcfd) for a combined rate of 16.5 million cubic feet equivalent per day (MMcfed), up from a 16.1 MMcfed exit rate at March 31. Gas production was higher due to new production from recently completed Georgetown and Glen Rose shoal wells. Current drilling and operating highlights include:

Georgetown

     The Company's success continues with its Georgetown horizontal drilling program through the application of improved seismic processing techniques. The Comanche 2-8H (50 percent working interest) went on production this week at a rate of 720 thousand cubic feet (Mcfd) and 11 BOPD. In late May, the Comanche 1-604 (50% WI) went on production flowing 2.0 MMcfd and 20 BOPD. TXCO began a 3-D seismic acquisition project this week on a 32-square mile portion of its lease block east of the Pena Creek field, which is particularly prospective for the Georgetown and San Miguel intervals. This acquisition will increase the Company's 3-D seismic database in the Maverick Basin to over 800 square miles.

     Of 16 wells spudded since the horizontal program began in late 2003, 11 have been completed, three are in evaluation and two are drilling. In 2004 to date, TXCO has spudded 12 of 25 Georgetown wells projected in the current year's CAPEX budget. Georgetown gas wells typically have hyperbolic production profiles with high initial flow rates that provide a quick payout potential, followed by a comparatively sharp decline, then longer-term production at lower rates.

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Glen Rose Shoal/Reef

     Effective March 1, TXCO acquired working interests in approximately 1,817 additional gross acres, including seven producing wells, adjoining its Chittim and Paloma leases from EXCO Resources Inc. of Dallas for $990,000, or $0.77 per Mcf, including $495,000 cash and 123,750 shares of TXCO's common stock. The purchased working interests in the acreage tracts range from 66 percent to 99.3 percent. Effective June 1, the Company assumed operatorship of the seven wells, with net aggregate production of approximately 240 Mcfd from Glen Rose and Georgetown intervals. The acquisition adds 715 MMcf net proved producing reserves and 578 MMcf net proved undeveloped reserves to the Company's total reserve base.

     Thus far in 2004, the Company has spudded six Glen Rose shoal wells proposed in its initial CAPEX program. Current net Glen Rose shoal production is 4.3 MMcfd and 21 BOPD. The Chittim 5-128H (47.3% WI) went on production in early June, flowing 266 Mcfd. In late May, the Chittim 1-160H (47.3% WI) went on production at a rate of 1.7 MMcfd and 30 BOPD, also from the Glen Rose shoal. Five Glen Rose shoal wells drilled this year have been completed and placed on production, while drilling is under way on a sixth.

     Drilling also is under way on a Glen Rose reef well on TXCO's Paloma lease. In May, TXCO announced plans to use $8 million from its recent private placement of common stock for an additional 15-well program targeting Glen Rose reefs across its 80,000-acre Burr/Wipff (100% WI) prospect. These reefs, recently identified using new 3-D seismic data, are on trend with nearby, gas-producing Glen Rose reefs on TXCO's lease block. Drilling on the first reef prospect is expected to commence the week of June 21.

Jurassic/Taylor well

     The Taylor 132-1 well has been shut in for a pressure build-up test following a 30-day production test of Sligo perforations via temporary production facilities. The well flowed gas at rates as high as 900 Mcfd from the Sligo without stimulation. TXCO engineers currently are evaluating Sligo pressure and production data to determine whether production from the formation can be enhanced with stimulation. If stimulation does not prove to be an option, TXCO will then perforate and test the overlying Pearsall formation. Both lower Cretaceous intervals lie below the Glen Rose formation at approximately 7,000-8,000 feet.

Glen Rose Oil

     CMR Energy L.P. of Houston, the Company's new operating partner in the Glen Rose porosity oil play, and TXCO are preparing to re-enter, deepen and drill horizontally in the Glen Rose porosity zone in two existing wells, the Comanche 1-112 and Comanche 1-14 (50% WI). TXCO's budget now calls for four new Glen Rose porosity wells and four re-entries in existing wells this year. However if the operator does not begin drilling operations shortly, not all of these wells may be drilled this year due to this fall's hunting season moratorium.

San Miguel Waterflood

     TXCO has spudded five new San Miguel oil wells on its Pena Creek unit (100% WI) so far this year. Three have been completed, one is pending completion and drilling continues on one. TXCO also has completed 11 injection well workovers - part of an ongoing project to enhance water injection and oil production in the field. The Company has budgeted 10 new San Miguel wells this year.

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Management's Perspective

     "We expect to accelerate drilling operations during the rest of the year as we continue to pursue development of the multiple targets on our Maverick Basin lease block," said President and CEO James E. Sigmon. "Of particular interest right now is the Glen Rose reef system across the northern end of our lease block. These structures appear very similar in 3-D seismic images to reefs on our adjoining leases that have produced gas for years. Our technical staff estimates that if we can successfully place only half of them on production, we can expose TXCO to approximately 28 billion cubic feet of new gas reserves by the end of this year.

     "I'm pleased that our recent success in the Georgetown appears to be repeatable," Sigmon added. "As our success here continues, we expect to establish attractive reserve levels per well, allowing this program to expand rapidly. We also expect drilling on the Glen Rose porosity to resume now that a new operator is in place, allowing us to try new drilling techniques that offer the potential to significantly increase oil recovery."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to future earnings, cash flow, oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended March 31, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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